AMENDED STOCKHOLDERS' AGREEMENT, dated as of January 29, 1997 (this "Agreement"), by and among Haynes Holdings, Inc., a Delaware corporation (including its successors, the "Issuer"), the investors listed on the signature pages hereof and all other persons that become parties to this Agreement pursuant to the terms and provisions contained herein.

     W  I  T  N  E  S  S  E  T  H

          WHEREAS, the Issuer owns all of the outstanding capital stock of Haynes International, Inc., a Delaware corporation ("Haynes");

               WHEREAS, the Issuer and certain of the Investors are parties to a Stockholders' Agreement, dated as of August 31, 1989 (as heretofore amended, the "Original Stockholders Agreement") and to a certain Stock Subscription Agreement, dated as August 31, 1989 (as heretofore amended, the "Subscription Agreement");

          WHEREAS, the Blackstone Investors (as defined below) and the Issuer have entered into a Stock Purchase Agreement, dated as of January 24, 1997
(the "Stock Purchase Agreement"), and the MLGA Investors (as defined below) and the Issuer have entered into a Stock Redemption Agreement, dated as of January 24, 1997 (the "Stock Redemption Agreement"), which agreements, collectively with certain other agreements referred to therein, provide for the recapitalization of the Issuer (the "Recapitalization") through the repurchase by the Issuer of 79.9% of the outstanding shares of common stock, par value $.01 per share, of the Issuer (the "Common Stock") and the purchase by the Blackstone Investors of a like amount of newly-issued shares of Common Stock;

          WHEREAS, it is in the best interests of the Issuer and the Investors (as defined below) that in connection with the Recapitalization, the Original Stockholders' Agreement be amended and restated and superseded in its entirety with this Agreement and that, through the execution and delivery of this Agreement certain aspects of the relationship between the Issuer and the Investors be regulated and that certain rights be granted to the Holders (as defined below) with respect to the Common Stock; and

          WHEREAS, this Agreement shall become applicable in accordance with its terms to any Holder (as defined below), (i) with respect to any Holder that owns Common Stock or options as of the date of effectiveness of this Agreement, as of such date, and (ii) with respect to any Holder that acquires Common Stock or options after such date, as of the first date as of which such Holder acquires any of the Common Stock or options;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:


     ARTICLE  I

     DEFINITIONS

          SECTION  1.1.    Definitions.   The following terms, as used herein,
have  the  following  meanings:

          "Affiliate" shall have the meaning given to such term in Rule 12b-2 promulgated under the Exchange Act.

          "Affiliated Transferee" with respect to any Investor, means any Person (including any Permitted Transferee) that (1) is (a) an Affiliate of such Investor, (b) an employee, limited partner, general partner or director of such Investor, any spouse, sibling or lineal ancestor or descendant of any such employee, limited partner, general partner or director or (c) any trust for the benefit of, or any estate of, any such spouse, sibling, ancestor or descendant and (2) has (a) agreed in writing to be bound and (b) has become bound by the terms and conditions of this Agreement to the same extent and in the same manner as the Investor transferring Common Stock to such Person; provided, however, if such Person is a direct or indirect transferee of one of the MLGA Investors or the MLGA Partners, the Person need not satisfy the requirements of this clause (2) to be deemed an "Affiliated Transferee".

          "Agreement" means this Amended Stockholders Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

          "Blackstone Investors" means Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II Merchant Banking Fund L.P. and Blackstone Family Investment Partnership, L.P.

          "Blackstone  Nominees"  has  the  meaning  set forth in Section 2.1.

          "Blackstone  Price"    means  $10.15  per  share  of  Common  Stock.

          "Board  of  Directors"  means  the Board of Directors of the Issuer.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

          "Commission" means the Securities and Exchange Commission and any successor commission or agency having similar powers.

          "Common Stock" has the meaning set forth in the recitals and shall include shares of Common Stock (i) issuable upon exercise of options held by any Holder on the date hereof or (ii) to the extent this Agreement is made applicable to such shares in accordance with the provisions of Section 6.10 hereof, issuable upon exercise of any options granted by the Issuer after the date hereof.

          "Disinterested  Director" shall mean any director of the Issuer that
(i) is not an employee or Affiliate of any Blackstone Investor or any Affiliate thereof, (ii) is not an employee of the Issuer or any subsidiary of the Issuer and (iii) does not have any material direct or indirect pecuniary interest in the applicable transaction or series of related transactions.

          "Duly Endorsed" means duly endorsed in blank by the Person or Persons in whose name a stock certificate is registered or accompanied by a duly executed stock assignment separate from the certificate with the signature(s) thereon guaranteed by a commercial bank or trust company or a member of a national securities exchange or of the NASD.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Haynes" has the meaning set forth in the recitals to this Agreement.

          "Holders" means the Investors and their respective Private Transferees who own shares of Common Stock or options to acquire Common Stock.

          "Initial Closing" shall mean the consummation of the purchase of shares of Common Stock by the Blackstone Investors pursuant to the Stock Purchase Agreement.

          "Initial Public Offering" means the first Public Offering of shares of Common Stock after the date hereof pursuant to a registration statement filed under the Securities Act.

          "Investors"  means  the  collective  reference  to  the  Blackstone
Investors, the MLGA Investors, the Management Investors and the Other Investors and each Person who becomes a Management Investor or Other Investor pursuant to the provisions of this Agreement (including Section 6.10 hereof), but the term shall not include any Private Transferees (other than Affiliated Transferees who are required to become parties to this Agreement and Permitted Transferees).

          "Management Investors" means the Management Investors listed as such on the signature pages hereof, each Person that becomes a Management Investor pursuant to Section 6.10, each Permitted Transferee of any Management Investor and each Affiliated Transferee of any Management Investor.

          "Minimum Price" shall mean, as of any date of determination commencing with the first Business Day following the 24th full calendar month after the Subsequent Closing Date, a premium over the Blackstone Price, compounded annually during the period from the Subsequent Closing Date to such date of determination, equal to the percentage premium indicated with respect to such date of determination under the column designated "Applicable Premium" below:






Date of Determination:                   Applicable Premium:

During the 25th calendar month
following the Initial Closing Date                      28.5%

During the 26th calendar month
following the Initial Closing Date                      27.1%

During the 27th calendar month
following the Initial Closing Date                      25.9%

During the 28th calendar month
following the Initial Closing Date                      24.7%

During the 29th calendar month
following the Initial Closing Date                      23.7%

During the 30th calendar month
following the Initial Closing Date                      22.8%

During or after the 31st calendar month
following the Initial Closing Date                      22.0%



          "MLGA  Investors"  means MLGA Fund II, L.P. and MLGAL Partners, L.P.

          "MLGA  Nominee"    has  the  meaning set forth in Section 2.1(a)(i).

          "MLGA Partners" means any partner (current or former) of either of the MLGA Investors and the following individuals: David J. Githens, John P. Githens, Paul M. Githens, Suzanne M. Githens, Thomas F. Githens, Jr., William
E. Githens, Hedy Matteson, Anne H. Milton, Nancy S. Milton, Robert C. Milton, III, and Diane Sexton.

          "NASD"  means  the  National Association of Securities Dealers, Inc.

          "Original Stockholders' Agreement" has the meaning set forth in the recitals to this Agreement.

          "Other Investors" means the persons designated as "Other Investors" on the signature pages hereof.

          "Permitted Transferee" means any Person who, in connection with any sale, assignment, transfer, participation in, pledge, transfer or other disposition of Common Stock to such Person by a Management Investor, (i) has agreed in writing to be bound and (ii) has become bound by the terms and conditions of this Agreement to the same extent and in the same manner as the Management Investor transferring Common Stock to such Person.

          "Person" means an individual, partnership, corporation, trust, joint stock company, association, joint venture, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          "Private Transferee" means any Person (including any Affiliated Transferee or Permitted Transferee) who acquires any Common Stock upon any sale, assignment, transfer, distribution, participation in, pledge, transfer or other disposition from a Holder or a direct or indirect Private Transferee thereof, other than (i) pursuant to a Public Offering or (ii) pursuant to Rule 144 under the Securities Act after the Initial Public Offering. The term "Private Transferees" shall mean any combination of such Private Transferees and, with respect to any Holder, "Private Transferees" shall mean the specified combination of such Private Transferees.

          "Public Offering" means any firm commitment underwritten public offering of equity securities (or securities convertible into equity securities) of the Issuer pursuant to an effective registration statement under the Securities Act other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor or similar form.

          "Registrable  Shares" means the shares of Common Stock of the Issuer
(a) held by the Investors immediately after the Subsequent Closing on the Subsequent Closing Date or (b) acquired by any Private Transferee upon transfer of any of the shares referred to in clause (a); provided that such shares shall cease to be Registrable Shares if and when (i) a registration statement with respect to the disposition of such shares shall have become effective under the Securities Act and such shares shall have been disposed of pursuant to such effective registration statement, (ii) such shares shall have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (iii) such shares shall have been otherwise transferred, new certificates not bearing restrictive legends shall have been delivered by the Issuer in lieu thereof and further disposition thereof shall not require registration or qualification of them under the Securities Act or any state securities or Blue Sky laws, (iv) such shares may be sold pursuant to Rule 144(k) under the Securities Act or (v) such shares shall have ceased to be outstanding.

          "Securities  Act"  means  the  Securities  Act  of 1933, as amended.

          "Subsequent Closing" means the Subsequent Closing (as defined in the Stock Redemption Agreement).

          "Subsequent Closing Date" means the Subsequent Closing Date (as defined in the Stock Redemption Agreement).

          "Stock Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

          "Stock Redemption Agreement" has the meaning set forth in the recitals to this Agreement.

          "Tag-along Transfer Notice Date" means the effective date of the Tag-along Transfer Notice.


     ARTICLE  II

     CORPORATE  GOVERNANCE  AND
     CERTAIN  VOTING  AGREEMENTS

          SECTION 2.1. Board of Directors of the Issuer. (a) The Blackstone Investors and MLGA Investors agree as follows:

          (i) Commencing after the Initial Closing and for so long thereafter as the MLGA Investors own (or either of them owns) at least 25% of the number of shares of Common Stock owned by the MLGA Investors immediately following the Subsequent Closing (as such number shall be adjusted to account for stock splits, dividends, subdivisions, combinations, reclassifications or similar transactions effected by the Issuer after the Subsequent Closing Date), the MLGA Investors (or either of them) shall be entitled, but not required, to designate one nominee for election to the Board of Directors (such nominee, together with any replacement pursuant to subparagraph (d) below, being referred to herein as the "MLGA Nominee"); and

          (ii) Commencing after the Initial Closing, the Blackstone Investors shall be entitled to designate such number of nominees for election to the Board of Directors as the Blackstone Investors shall specify from time to time (such nominees, together with any replacements pursuant to subparagraph (d) below and any additional directors appointed pursuant to subparagraph (f) below, being referred to herein as the "Blackstone Nominees").


As soon as practicable after the Initial Closing, the Blackstone Investors and the MLGA Investors shall vote at a meeting or by written consent all of the shares of Common Stock owned by them so that the Blackstone Nominees and the MLGA Nominee shall be elected to the Board of Directors. The Blackstone Investors and the MLGA Investors shall vote all of the shares of Common Stock owned by them, at any subsequent regular or special meeting of the shareholders of the Issuer at which action is to be taken with respect to the election of directors, or in any written consent in lieu of such a meeting of shareholders, in favor of the election of the Blackstone Nominees and the MLGA Nominee and shall take all other actions necessary to ensure the continued election to the Board of Directors of such nominees and shall not take any actions which are inconsistent with the intent and purpose of the foregoing.

          (b) The Blackstone Investors and the MLGA Investors shall take all actions necessary to cause each of the members of the Board of Directors so elected, acting as the sole shareholder of Haynes, to take all action necessary such that the board of directors of Haynes shall at all times be constituted of the same individuals as the Board of Directors.

          (c) Neither this Agreement nor any provisions hereof nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any particular member of the Board of Directors any right to be retained in such capacity with the Issuer or Haynes, or any of their respective Affiliates.

          (d) Each Blackstone Investor and MLGA Investor hereby agrees to use its best efforts to call, or cause the appropriate officers and directors of the Issuer to call, a special meeting of shareholders of the Issuer and vote all of the shares of Common Stock owned or held of record by it for, or to take all actions by written consent in lieu of any such meeting necessary to cause, the removal (with or without cause) of any Blackstone Nominee or MLGA Nominee if the Blackstone Investors or the MLGA Investors, as the case may be, request his or her removal for any reason. The Blackstone Investors and the MLGA Investors shall have the right to designate a new nominee if a Blackstone Nominee or a MLGA Nominee shall vacate his or her directorship for any reason (including any removal from such directorship as provided above) and each Blackstone Investor and each MLGA Investor hereby agrees to take such actions as may be necessary to cause such vacancy to be filled by such new Blackstone Nominee or MLGA Nominee.

     ARTICLE  III

     RIGHTS  AND  OBLIGATIONS  WITH
     RESPECT  TO  TRANSFER

          SECTION 3.1. General Restrictions. (a) Each Holder agrees that it will not, except as required by law, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any shares of Common Stock, except those dispositions that are made in compliance with the Securities Act, all applicable state and foreign securities laws and this Agreement (and, in the case of a transfer not pursuant to a Public Offering, upon delivery to the Issuer of such opinions or certificates as the Issuer shall reasonably request to establish that such disposition is not subject to the registration requirements of the Securities Act or any other applicable securities laws).

          (b) No Investor or Affiliated Transferee of any Investor (other than Affiliated Transferees of the MLGA Investors or the MLGA Partners) shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Common Stock, nor shall any Investor or Affiliated Transferee of any Investor (other than Affiliated Transferees of the MLGA Investors or the MLGA Partners) enter into any agreement or arrangement of any kind with any Person with respect to the Common Stock, in either case, inconsistent with the provisions of this Agreement, including, but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of shares of Common Stock, or act, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting of shares of Common Stock in any manner which is inconsistent with the provisions of this Agreement.

          (c) No Investor (other than the MLGA Investors or the MLGA Partners) shall transfer any shares of Common Stock during the period from the date of the initial effectiveness of this Agreement until the Subsequent Closing Date, except as expressly contemplated by the Stock Purchase Agreement, the Stock Redemption Agreement and the other agreements and transactions referred to in such agreements.

          No Investor (other than a MLGA Investor or MLGA Partner) shall, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of shares of Common Stock to any Person who would constitute an Affiliated Transferee if such Person agreed in writing to be bound by the terms and conditions of this Agreement to the same extent and in the same manner as the Investor transferring Common Stock to such Person, unless such Person does agree in writing to be bound by the terms and conditions of this Agreement to the same extent and in the same manner as the Investor transferring Common Stock to such Person.

          SECTION 3.2. Legends. (a) Each certificate evidencing outstanding shares of Common Stock issued to any Holder shall bear a legend in substantially the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE OR FOREIGN
SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A STOCKHOLDERS' AGREEMENT DATED AS OF JANUARY 29, 1997, COPIES OF WHICH WILL BE FURNISHED BY HAYNES HOLDINGS, INC. OR ANY SUCCESSOR THERETO UPON REQUEST AND WITHOUT CHARGE.

          (b) If any shares of Common Stock shall cease to be Registrable Shares, the Issuer shall, upon the written request of the Holder thereof, issue to such Holder a new certificate evidencing such shares without the legend required by Section 3.2(a) hereof endorsed thereon. If any shares of Common Stock are transferred to any Private Transferee (other than an Affiliated Transferee who is required to agree in writing to be bound by this Agreement or a Permitted Transferee), then upon the request of the Private Transferee the second sentence of the legend required by Section 3.2(a) shall be removed from the certificate evidencing the applicable Common Stock.


          SECTION 3.3. Tag-along Rights. (a) If one or more of the Blackstone Investors or any Affiliated Transferee of a Blackstone Investor (other than a Person who is an Affiliated Transferee of a Blackstone Investor solely as a result of being a limited partner of a Blackstone Investor or a limited partner of an Affiliated Transferee of a Blackstone Investor) (collectively, the "Tag-along Offering Investors") proposes to sell any of its shares of Common Stock to any Person (a "Prospective Tag-along Purchaser") pursuant to a bona fide offer or offers to purchase or otherwise acquire, in one transaction or any series of related transactions (a "Tag-along Transfer Offer"), such Tag-along Offering Investors shall then cause the Tag-along Transfer Offer to be reduced to writing and shall provide written notice (the "Tag-along Transfer Notice") of such Tag-along Transfer Offer to each of the other Holders (the "Tag-along Transfer Offerees"), in the manner set forth in
this  Section  3.3.    The  Tag-along  Transfer  Notice  shall  identify  the
Prospective Tag-along Purchaser, the Tag-along Ratio (as defined below), the price contained in the Tag-along Transfer Offer and all the other material terms and conditions of the Tag-along Transfer Offer. The Tag-along Transfer Offerees shall have the right and option, exercisable as set forth below, to accept the Tag-along Transfer Offer for up to such number of shares of Common Stock as is determined in accordance with the provisions of Section 3.3(b). Each Tag-along Transfer Offeree that desires to exercise such option to accept the Tag-along Transfer Offer shall provide the Tag-along Offering Investors with written revocable notice (each a "Tag-along Notice" and collectively, the "Tag-along Notices") (specifying the number of shares of Common Stock as to which such Tag-along Transfer Offeree is accepting the Tag-along Transfer Offer) within 15 Business Days after the Tag-along Transfer Notice Date, and shall simultaneously provide a copy of such Tag-along Transfer Notice to the Issuer, and the Issuer shall forward a copy of each such Tag-along Notice to the other Tag-along Transfer Offerees. Such Tag-along Notice may be withdrawn or modified at any time until the expiration of 20 Business Days after the Tag-along Transfer Notice Date (the "Tag-along Notice Period"). At the expiration of the Tag-along Notice Period, the most recent notice given by a Tag-along Transfer Offeree shall become irrevocable and binding, and shall constitute an irrevocable acceptance of the Tag-along Transfer Offer by the Tag-along Transfer Offeree for the Common Stock specified therein. As soon as practicable after the expiration of the Tag- along Notice Period, the Tag-along Offering Investors shall notify the Issuer and each accepting Tag-along Transfer Offeree of the number of shares of Tag-along Transfer Stock such Tag- along Transfer Offeree is obligated to sell or otherwise dispose of pursuant to the Tag-along Transfer Offer and Section 3.3(b). The Tag-along Offering Investors shall notify the Issuer and each accepting Tag-along Transfer Offeree of the proposed date of any sale (the "Sale Date") pursuant to this Section 3.3 no less than ten (10) days prior to the Sale Date and each accepting Tag-along Transfer Offeree shall, not less than five (5) days prior to the Sale Date, deliver to the Tag-along Offering Investors the Duly Endorsed certificate or certificates representing the shares of Common Stock to be sold or otherwise disposed of pursuant to such offer by such Tag-along Transfer Offeree (or, if delivery of such certificates is not permitted by applicable law, regulation or previously adopted non-discretionary policy, copies of such certificates together with an unconditional agreement to deliver such certificates on the Sale Date against delivery to the Tag- Along Transfer Offeree of the consideration therefor), together with a limited power-of-attorney authorizing the Tag-along Offering Investors to sell or otherwise dispose of such shares of Common Stock pursuant to the terms of the Tag-along Transfer Offer and all other documents required to be executed in connection with the Tag-along Transfer Offer and shall simultaneously provide a copy of such share certificates (or such agreement to deliver such shares certificates) and such other required documents to the Issuer. In the event that an accepting Tag-along Transfer Offeree shall fail to deliver such certificates (or such agreement) and all other such required documents to the Tag-along Offering Investors and the Issuer by such fifth day prior to the Sale Date, after one day's notice of such failure (or in the event that such Tag-Along Transfer Offeree shall fail to comply with its agreement to deliver certificates on the Sale Date), the Tag-along Offering Investors shall be entitled on the Sale Date to sell pursuant to such Tag- along Transfer Offer, in addition to any other shares of Common Stock they are entitled to sell pursuant to this Section 3.3, the number of shares of Common Stock such failing Tag-along Transfer Offeree was otherwise entitled to sell hereunder. The sale by the Tag-along Offering Investors to the Prospective Tag-along Purchaser must be consummated by the Tag-along Offering Investors within 60 Business Days from the termination of the Tag-along Notice Period at a price not higher than, and on terms not more favorable in any material respect than, the terms contained in the Tag-along Transfer Notice. If the consideration payable for the shares of Common Stock consists in part or in whole of consideration other than cash, any increase in the cash component of such Tag-along Transfer Offer shall constitute terms that are ipso facto "more favorable" and thus require the provisions of this Section 3.3 to again apply to such increased offer. If, at the end of such 60 Business Day period, the Tag-along Offering Investors have not consummated the sale or other disposition of the shares of Common Stock to the Prospective Tag-along Purchasers all the restrictions on sale or other disposition contained in this Agreement with respect to the shares of Common Stock owned by the Tag-along Offering Investor shall again be in effect.

          (b) (i) Each Tag-along Transfer Offeree shall have the right to sell, pursuant to the Tag-along Transfer Offer, a number of shares of Common Stock less than or equal to the product of the total number of shares offered to be sold by the Tag-along Offering Investors or offered to be purchased by the Prospective Tag-along Purchaser as set forth in such Tag-along Transfer Offer multiplied by a fraction (the "Tag-along Ratio"), the numerator of which shall be the total number of shares of Common Stock owned by such Tag-along Transfer Offeree (or immediately acquirable upon exercise of outstanding options issued to the Tag-along Transfer Offeree) and the denominator of which shall be the sum of the total number of shares of Common Stock owned by all Holders (or immediately acquirable upon exercise of outstanding options issued to all Holders).

               (ii) If at the termination of the Tag-along Notice Period any Tag-along Transfer Offeree shall not have accepted the Tag-along Transfer Offer, such Tag-along Transfer Offeree will be deemed to have waived any and all of its rights under this Section 3.3 with respect to the sale or other disposition or any of its Common Stock pursuant to such (but no other) Tag-along Transfer Offer.

               (iii) The Issuer shall fully cooperate with any Holder who desires to exercise options held by such Holder in order to sell shares of Common Stock pursuant to the Tag-along Transfer Notice, including, but not limited to, promptly delivering certificates for the shares of Common Stock so purchased to the Holder.

          (c) Promptly after the consummation of the sale or other disposition of the shares of Common Stock pursuant to the Tag-along Transfer Notice the Tag-along Offering Investors shall remit to each of the Tag-along Transfer Offerees the relevant consideration for the shares of Common Stock of such Tag-along Transfer Offeree sold or otherwise disposed of pursuant thereto, and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by the Tag-along Transfer Offerees.

          (d) Each Tag-along Transfer Offeree shall be entitled to sell its shares of Common Stock pursuant to the Tag-along Transfer Offer at the same price per share of Common Stock and upon the same financial terms and conditions (including without limitation time of payment and form of consideration) as to be paid and given to the Tag-along Offering Investors, provided that no Tag-along Transfer Offeree shall be required to make to the Prospective Tag-along Purchaser any representations or warranties in connection with the proposed transfer of their shares of Common Stock (except for several (and not joint) representations with respect to the Tag-along Transfer Offeree's ownership and authority to sell, free of liens, claims and encumbrances, the Common Stock to be sold by it), and provided further that no Tag- along Transfer Offeree shall have any indemnification obligation, except with respect to a breach of its representations and warranties.

          (e) No obligation to make a Tag-along Transfer Offer shall result from, and no Tag-along Transfer Offeree shall have any right or option to demand any Tag-along Transfer Offer pursuant to this Section 3.3 arising out of, any proposed sale of Common Stock in connection with any sale by a Blackstone Investor or an Affiliated Transferee of a Blackstone Investor (i) to an Affiliated Transferee of such Persons, (ii) pursuant to a Public Offering or (iii) in compliance with Rule 144 under the Securities Act subsequent to the Initial Public Offering.

          (f) Notwithstanding anything contained in this Section 3.3, there shall be no liability on the part of the Tag-along Offering Investors to any Tag-along Transfer Offeree if the sale of Common Stock is not consummated for whatever reason; providednone of such Tag-along Offering Investors sells any Common Stock to any other Prospective Tag-along Purchaser without complying again with this Section 3.3. Whether to effect a sale of Common Stock pursuant to this Section 3.3 is in the sole and absolute discretion of the Tag-along Offering Investors; provided, however, if any sale is effected by such Tag-along Offering Investor, such sale shall be effected pursuant to this
Section  3.3.

          SECTION 3.4. Drag-Along Rights. (a) Except as provided in Section 3.4(e), for so long as the Blackstone Investors collectively own at least a majority of the shares of Common Stock of the Issuer on a fully-diluted basis, if the Blackstone Investors propose to sell to any Person (the "Compelled Sale Purchaser") all Common Stock held by all Blackstone Investors (the "Compelled Sale Transfer Offer"), then the Blackstone Investors shall have the right, exercisable as set forth below, to require each and every one (but not less than every one) of the Investors, and all Affiliated Transferees of all of the Investors (other than Affiliated Transferees of the MLGA Investors and the MLGA Partners) (the "Drag-along Persons"), to sell all, but not less than all, of the Common Stock then held by them to the Compelled Sale Purchaser, for the same consideration per share and otherwise on the same terms and conditions upon which the Blackstone Investors sell their Common Stock.

          (b) The Blackstone Investors shall cause the Compelled Sale Transfer Offer to be reduced to writing and shall provide a written notice (the "Compelled Sale Transfer Notice") of such Compelled Sale Transfer Offer to the Issuer and the Drag-along Persons. The Compelled Sale Transfer Notice shall contain written notice of the exercise of the Blackstone Investors' rights pursuant to Section 3.4(a) hereof setting forth the consideration per share to be paid by the Compelled Sale Purchaser and the other terms and conditions of the Compelled Sale Transfer Offer.

          (c) Within ten (10) Business Days of the Compelled Sale Transfer Notice, each of the Drag-Along Persons shall deliver to a representative of the Blackstone Investors designated in the Compelled Sale Transfer Notice, Duly Endorsed certificates representing the shares of Common Stock held by such Drag-along Person (or, if delivery of such certificates is not permitted by applicable law, regulation or previously adopted non-discretionary policy, copies of such certificates and an unconditional agreement to deliver such certificates at the closing for such Compelled Sale Transfer Offer against delivery to such Drag-along Person of the consideration therefor), together with all other documents, required to be executed in connection with such Compelled Sale Transfer Offer. In the event that a Drag-along Person should fail to deliver such certificates to the Blackstone Investors as required by this Section 3.4, the Issuer shall cause the books and records of the Issuer to show that such shares of Common Stock are bound by the provisions of this
Section 3.4 and that such shares shall be transferred only to the Compelled Sale Purchaser upon surrender for transfer by such Drag-along Person.

          (d) If, within 90 days after the Compelled Sale Transfer Notice, the Blackstone Investors have not completed the sale of all the Common Stock to the Compelled Sale Purchaser, the Blackstone Investors shall return to each of the Drag-along Persons all certificates representing Common Stock and other documents and instruments that such Drag-along Persons delivered in connection with the sale pursuant hereto, and the provisions of this Section 3.4 with respect to the shares of Common Stock owned by the Blackstone Investors prior to giving such Compelled Sale Transfer Notice shall again be in effect.

          (e) The provisions of this Section 3.4 shall not apply to any proposed sale by the Blackstone Investors of all of their shares of Common Stock (i) to the Issuer, (ii) to an Affiliated Transferee of any of the Blackstone Investors or (iii) pursuant to a Public Offering.

          (f) Promptly after the consummation of the sale of the shares of Common Stock of the Blackstone Investors and the Drag- along Persons pursuant to this Section 3.4, the Blackstone Investors shall give notice thereof to the Drag-along Persons and shall remit to each of the Drag-along Persons the relevant consideration for the shares of Common Stock of such Drag-along Persons sold pursuant thereto, and shall furnish such other evidence of the completion and time of completion of such sale and the terms thereof as may be reasonably requested by such Drag-along Persons.

          SECTION 3.5. Consent to Certain Transfers. Without the prior written consent of the Blackstone Investors (which consent shall not be unreasonably withheld), the MLGA Investors shall not sell, assign, transfer, grant a participation in, pledge or otherwise dispose of, in one transaction or any series of related transactions, to any single purchaser or to any "group" (as defined under the Exchange Act and the rules and regulations promulgated thereunder), 25% or more of the number of shares of Common Stock owned by the MLGA Investors immediately following the Subsequent Closing (as such number shall be adjusted to account for stock splits, dividends, subdivisions, combinations, reclassifications or similar transactions effected by the Issuer after the Subsequent Closing). If the Blackstone Investors do not respond to a written notice from the MLGA Investors of their intention to transfer such shares within five (5) Business Days after receiving such written notice, the Blackstone Investors shall be deemed to have consented to the transfer. The provisions of this Section 3.5 shall not apply to any sale or transfer of Common Stock by the MLGA Investors to the Issuer or in connection with any transfer to the partners of the MLGA Investors upon a distribution to partners of Common Stock. The provisions of this Section 3.5 shall terminate upon the occurrence of an Initial Public Offering.

          SECTION 3.6. Certain Provisions With Respect to Management Investors. (a) Without limiting the provisions of Section 3.1, each Management Investor agrees that it will not, except as required by law, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any shares of Common Stock, except to a Permitted Transferee.

          (b) If any Management Investor receives or otherwise negotiates a bona fide offer (a "Transfer Offer") to purchase any of its shares of Common Stock (the "Transfer Stock"), which such Management Investor wishes to accept, such Management Investor shall cause the Transfer Offer to be reduced to writing and shall provide a written notice to the Blackstone Investors. The Transfer Offer shall also contain an irrevocable offer (the "First Offer") to sell all such Transfer Stock subject to the Transfer Offer to the Blackstone Investors at a price equal to the price and upon substantially the same terms as the terms contained in such Transfer Offer and shall be accompanied by a true and correct copy of such Transfer Offer (which shall identify the third party offeror, the Transfer Stock, the price contained in such Transfer Offer and all the other terms and conditions of the Transfer Offer). The Blackstone Investors shall have the irrevocable right and option, exercisable upon written notice to the Issuer and the Management Investor within 15 days of their receipt of the Transfer Offer, to accept the First Offer with respect to all, but not less than all, of the shares of Transfer Stock. The Transfer Stock to be purchased by the Blackstone Investors upon their exercise of the First Offer shall be allocated among the Blackstone Investors pro rata or, if any of the Blackstone Investors elect not to purchase shares of Transfer Stock, according to any other method of allocation the Blackstone Investors shall elect in their written notice of exercise to the Issuer and Management Investor.

          (c) The closing of the purchase of the Transfer Stock by the Blackstone Investors shall take place at the principal office of the Issuer on the tenth Business Day after receipt by the Issuer of the written election by the Blackstone Investors to exercise the First Offer, or upon such earlier date as may be agreed by the Management Investor and the Blackstone Investors. At such closing, the Blackstone Investors purchasing Transfer Stock shall deliver a certified check or wire transfer of immediately available funds against delivery by the Management Investor of Duly Endorsed certificates representing the Transfer Stock.

          (d) The provisions of this Section 3.6 shall not apply (a) in connection with any sale (i) by a Management Investor to the Issuer or an Affiliated Transferee, (ii) by a Management Investor or Affiliated Transferee pursuant to a Public Offering or (b) in connection with sales of Common Stock pursuant to and in compliance with Rule 144 under the Securities Act subsequent to the Initial Public Offering.

          SECTION 3.7. Improper Transfer. Any attempt to sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Common Stock not in compliance with this Agreement shall be null and void and neither the Issuer nor any transfer agent shall give any effect in the Issuer's stock records to such attempted sale, assignment, transfer, grant of a participation in, pledge or other disposition.

     ARTICLE  IV

     REGISTRATION  RIGHTS

          SECTION 4.1. Registration Upon Request of the MLGA Investors following an Initial Public Offering. (a) If, at any time after the 180th day after the consummation of the Initial Public Offering (or such earlier date after such consummation as the managing underwriter of the Initial Public Offering shall permit), the Issuer shall receive a written request from either of the MLGA Investors to register Registrable Shares owned by the MLGA Investors totalling at least 25% of the number of shares of Common Stock owned by the MLGA Investors immediately following the Subsequent Closing (as such number shall be adjusted to account for stock splits, dividends, subdivisions, combinations, reclassifications or similar transactions effected by the Issuer after the Subsequent Closing Date), which request shall specify the intended method of disposition thereof, the Issuer shall promptly give notice of such request to the other Holders and thereupon shall (i) prepare and file a registration statement under the Securities Act covering (A) the number of the Registrable Shares which are the subject of such request, (B) all unissued shares of Common Stock which the Issuer has elected to register for itself and
(C) all other Registrable Shares which the Holders shall have requested the Issuer to register pursuant to Section 4.4 hereof and (ii) use its commercially reasonable best efforts to cause such registration statement to become effective. The managing underwriter of an offering pursuant to this subparagraph (a) shall be selected by the MLGA Investors and shall be reasonably acceptable to the Issuer.

          (b) In the event that the MLGA Investors determine for any reason not to proceed with a registration at any time before the registration statement has been declared effective by the Commission, and such registration statement, if theretofore filed with the Commission, is withdrawn with respect to the Registrable Shares covered thereby, and the MLGA Investors bear their own expenses and reimburse the Issuer for all out-of-pocket expenses incurred by it attributable to the attempted registration of such Registrable Shares, then the MLGA Investors shall not be deemed to have exercised a right to require the Issuer to register Registrable Shares pursuant to this Section
4.1. If a registration statement filed by the Issuer at the request of the MLGA Investors pursuant to this Section 4.1 is withdrawn at the initiative of the Issuer, then the MLGA Investors shall not be deemed to have exercised a right to require the Issuer to register Registrable Shares pursuant to this
Section  4.1.

          (c) If a requested registration pursuant to this Section 4.1 involves an underwritten offering and the managing underwriter advises the Issuer in writing that, in its opinion, the number of securities requested to be included in such registration (including securities of the Issuer which are not Registrable Shares) exceeds the largest number of securities which can be sold in such offering, the Issuer will include in such registration shares of Common Stock in the priority listed below, (i) first, the number of Registrable Shares requested to be registered by the MLGA Investors, pro rata in accordance with the number of shares so requested to be registered, (ii) second, the number of Registrable Shares requested to be registered by Holders other than the MLGA Investors, pro rata in accordance with the number of shares so requested to be registered and (iii) third, the number of shares proposed to be sold by the Issuer.

          (d) Subject to subparagraph (b) of this Section 4.1, the obligation of the Issuer under this Section 4.1 shall be limited to one registration statement. Subject to the election of the MLGA Investors to pay certain expenses pursuant to Section 4.1(b), the Issuer shall pay the expenses described in Section 4.6 in connection with any registration statement filed pursuant to this Section 4.1.

          (e) Notwithstanding the foregoing provisions of this Section 4.1, if the managing underwriter, the Commission, the Securities Act or the form on which the registration statement is to be filed with respect to a requested registration would require the conduct of an audit other than the regular audit conducted by the Issuer at the end of its fiscal year, the filing of the registration statement requested pursuant to this Section may be delayed until the completion of such regular audit.

          SECTION 4.2. Registration Upon Request of the MLGA Investors prior to an Initial Public Offering. (a) In the event that the Issuer shall not have consummated an Initial Public Offering prior to the first Business Day of the calendar month occurring at least 24 full calendar months after the Subsequent Closing Date, if, at any time on or after such first Business Day the Issuer shall receive a written request from either of the MLGA Investors to register Registrable Shares then owned by the MLGA Investors totalling at least 25% of the number of shares of Common Stock owned by the MLGA Investors immediately following the Subsequent Closing (as such number shall be adjusted to account for stock splits, dividends, subdivisions, combinations, reclassifications or similar transactions effected by the Issuer after the Subsequent Closing Date) pursuant to a Public Offering, the Issuer shall (i) promptly select a managing underwriter for such requested Public Offering (which managing underwriter shall be reasonably acceptable to the MLGA Investors) and (ii) cause such managing underwriter to deliver to the Issuer and the MLGA Investors a letter (the "Underwriter's Letter") stating (A) the prices that the managing underwriter believes represent, respectively, the highest initial public offering price and the lowest initial public offering price likely to be attained in a Public Offering of the Common Stock owned by such MLGA Investors requested to be so registered pursuant to this Section 4.2(a) if a Public Offering of such shares were to be consummated on the date of the Underwriter's Letter pursuant to customary underwriting arrangements and an effective registration statement (provided that such high price shall not exceed such low price by more than 15%) or (B) that such managing underwriter believes that a Public Offering of the shares of Common Stock owned by such MLGA Investors requested to be so registered pursuant to this Section 4.2(a) could not be successfully consummated on such date (assuming customary underwriting arrangements and the availability of an effective registration statement with respect to such shares).

          (b) Notwithstanding the provisions of this Subsection 4.2, the Issuer shall have no obligation to file a registration statement requested pursuant to this Section 4.2 unless the following conditions have been satisfied:

           (i) the Underwriter's Letter shall state that the managing underwriter is confident that the Public Offering referred to in the Underwriter's Letter could be effected at an initial public offering price per share within the range of the high and low initial public offering prices set forth in the Underwriter's Letter; and

          (ii) the median of the high and low prices set forth in the Underwriter's Letter (the "Midpoint Price") shall represent a percentage premium over the Blackstone Price, compounded annually during the period from the Subsequent Closing Date to the date of the Underwriter's Letter, equal to not less than the Minimum Price as of the date of the Underwriter's Letter.

          (c) Subject to the provisions of subparagraph (d) below, if the conditions of subparagraph (b) are satisfied, and if the MLGA Investors notify the Issuer and the Blackstone Investors in writing within five (5) Business Days of their receipt of the Underwriter's Letter of their election to proceed with the registration requested by the MLGA Investors as set forth above, the Issuer shall give notice of such request to the other Holders and thereupon shall (i) prepare and file a registration statement under the Securities Act covering (A) the number of the Registrable Shares which are the subject of such request, (B) all unissued shares of Common Stock which the Issuer has elected to register for itself and (C) all other Registrable Shares which the Holders shall have requested the Issuer to register pursuant to Section 4.4 hereof and (ii) subject to the provisions of subparagraph (e) below, use its commercially reasonable best efforts to cause such registration statement to become effective.

          (d)  Upon satisfaction of the requirements set forth in subparagraph
(b) above, in lieu of proceeding with the registration provided for in subparagraph (c), the Blackstone Investors may elect, or if the Blackstone Investors decline to so elect, the Issuer may elect, by written notice delivered to the MLGA Investors within five (5) Business Days following receipt of the notice from the MLGA Investors to proceed with the registration as provided in subparagraph (c) above, to purchase from the MLGA Investors all shares of Common Stock which are the subject of their request for registration at a price equal to the Midpoint Price. Upon the exercise of any such election to purchase by the Blackstone Investors or the Issuer, as the case may be, the MLGA Investors and the Blackstone Investors or the Issuer, as the case may be, shall be obligated to consummate the sale of such shares of Common Stock to the Blackstone Investors or the Issuer, as the case may be, on the date designated by the Blackstone Investors or the Issuer, as the case may be, in the written election to purchase, which date shall be not less than 5 Business Days nor more than 10 Business Days following the date of the election by the Blackstone Investors. On the date so specified by the Blackstone Investors or the Issuer, as the case may be, the MLGA Investors shall deliver to the Blackstone Investors or the Issuer, as the case may be, against receipt of the purchase price therefor in immediately available funds, Duly Endorsed certificates representing the shares of Common Stock elected to be purchased by the Blackstone Investors or the Issuer, as the case may be.

          (e) Notwithstanding any provisions of this Section 4.2 to the contrary, the Issuer shall be entitled to withdraw any registration statement filed pursuant to this Section 4.2, and the MLGA Investors shall not be entitled to consummate any Public Offering of Registrable Shares subject to any registration statement filed pursuant to this Section 4.2, if the initial public offering price with respect to such Public Offering would be less than the Minimum Price. If a registration statement is withdrawn or a Public Offering terminated by the Issuer pursuant to this subparagraph (e), then the MLGA Investors shall not be deemed to have exercised their right to require the Issuer to register Registrable Shares pursuant to this Section 4.2.

          (f) In the event that the MLGA Investors determine for any reason not to proceed with a Public Offering pursuant to this Section 4.2 after they shall have requested the Issuer to proceed with such registration pursuant to subparagraph (c), then the MLGA Investors shall be deemed to have fully exercised their right to require the issuer to register Registrable Shares pursuant to this Section 4.2 and, upon compliance by the Issuer with its obligations under this Article IV with respect to such Public Offering, the Issuer shall have no further obligation to the MLGA Investors pursuant to this
Section 4.2; provided, however, that if the MLGA Investors elect not to proceed with such requested Public Offering pursuant to this Section 4.2 because the managing underwriter shall have notified the MLGA Investors of its inability to consummate the Public Offering at an initial public offering price equal to at least the lowest initial public offering price set forth in the Underwriter's Letter, upon payment by the MLGA Investors of all their expenses, and upon reimbursement by the MLGA Investors of all out-of-pocket expenses of the Issuer, incurred in connection with the registration of such Registrable Shares, then the MLGA Investors shall not be deemed to have exercised their right to require the Issuer to register Registrable Shares pursuant to this Section 4.2.

          (g) If the managing underwriter advises the Issuer in writing that, in its opinion, the number of securities (including securities of the Issuer which are not Registrable Shares) requested to be included in a Public Offering pursuant to this Section 4.2 exceeds the largest number of securities which can be sold in such offering, the Issuer will include in such registration shares of Common Stock in the priority listed below, (i) first, the number of Registrable Shares requested to be registered by the MLGA Investors, pro rata in accordance with the number of shares so requested to be registered, (ii) second, the number of Registrable Shares requested to be registered by Holders other than the MLGA Investors, pro rata in accordance with the number of shares so requested to be registered and (iii) third, the number of shares proposed to be sold by the Issuer.

          (h) Subject to subparagraph 4.2(f) above, the obligation of the Issuer under this Section 4.2 shall be limited to one registration statement. The MLGA Investors shall not be entitled to request the delivery of an Underwriter's Letter with respect to a proposed registration of Registrable Shares pursuant to this Section 4.2 more than one time in any period of twelve calendar months. The Issuer shall pay the expenses in connection with such registration statement described in Section 4.6.

          (i) Notwithstanding the foregoing provisions of this Section 4.2, if the managing underwriter, the Commission, the Securities Act or the form on which the registration statement is to be filed with respect to a requested registration would require the conduct of an audit other than the regular audit conducted by the Issuer at the end of its fiscal year, the filing of the registration statement requested pursuant to this Section may be delayed until the completion of such regular audit.

          SECTION  4.3.    Registration  Upon Request of Blackstone Investors.
(a) If, at any time after the Subsequent Closing Date, the Issuer shall receive a written request from any of the Blackstone Investors to register Registrable Shares, which request shall specify the intended method of disposition thereof, the Issuer shall promptly give notice of such request to the other Holders and thereupon shall (i) prepare and file a registration statement under the Securities Act covering (A) the number of the Registrable Shares which are the subject of such request and (B) all unissued shares of Common Stock which the Issuer has elected to register for itself and all other Registrable Shares which the Holders shall have requested the Issuer to register pursuant to Section 4.4 and (ii) use its commercially reasonable best efforts to cause such registration statement to become effective. The managing underwriter of an offering pursuant to this subparagraph (a) shall be selected by the Blackstone Investors and shall be reasonably acceptable to the Issuer.

          (b) In the event that the Blackstone Investors determine for any reason not to proceed with a registration at any time before the registration statement has been declared effective by the Commission, and such registration statement, if theretofore filed with the Commission, is withdrawn with respect to the Registrable Shares covered thereby, and the Blackstone Investors bear their own expenses and reimburse the Issuer for all out-of-pocket expenses incurred by it attributable to the registration of such Registrable Shares, then the Blackstone Investors shall not be deemed to have exercised a right to require the Issuer to register Registrable Shares pursuant to this Section
4.3. If a registration statement filed by the Issuer at the request of the Blackstone Investors pursuant to this Section 4.3 is withdrawn at the initiative of the Issuer, then the Blackstone Investors shall not be deemed to have exercised a right to require the Issuer to register Registrable Shares pursuant to this Section 4.3.

          (c) If a requested registration pursuant to this Section 4.3 involves an underwritten offering and the managing underwriter advises the Issuer in writing that, in its opinion, the number of securities requested to be included in such registration (including securities of the Issuer which are not Registrable Shares) exceeds the largest number of securities which can be sold in such offering, the Issuer will include in such registration shares of Common Stock in the priority listed below, (i) first, the number of Registrable Shares requested to be registered by all Holders, pro rata in accordance with the number of shares owned by such Holders and (ii) second, the number of shares proposed to be sold by the Issuer.

          (d) The obligation of the Issuer under this Section 4.3 shall be limited to two registration statements in any twelve- month period, up to a total of five registration statements. Subject to Section 4.3(b), the Issuer shall pay the expenses in connection with such registration statement described in Section 4.6.

          (e) Notwithstanding the foregoing provisions of this Section 4.3, if the managing underwriter, the Commission, the Securities Act or the form on which the registration statement is to be filed with respect to a requested registration would require the conduct of an audit other than the regular audit conducted by the Issuer at the end of its fiscal year, the filing of the registration statement requested pursuant to this Section may be delayed until the completion of such regular audit.

          SECTION 4.4. Incidental Registration Rights. Each time the Issuer shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale of its Common Stock (other than a registration statement on Form S- 4, S-8, or other limited purpose form), whether or not for sale for its own account, the Issuer will give written notice of its determination to the Holders. Upon written request of any Holder given within 30 days after receipt of any such notice from the Issuer, the Issuer will, except as herein provided, cause all Registrable Shares which have been requested to be included in the registration to be included in such registration statement; provided, however, that nothing herein shall prevent the Issuer from, at any time, abandoning or delaying any registration. If any registration statement pursuant to this Section 4.4 shall be underwritten, in whole or in part, the Issuer may require that the Common Stock requested for inclusion pursuant to this Section 4.4 be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. If, upon the written advice of the managing underwriter of such Public Offering, the inclusion of all of the Common Stock originally covered by requests for registration would have an adverse effect on the offering of securities (including the price at which such securities could be offered), the number of shares of Common Stock to be included in the Public Offering may be reduced in the following manner: (1) first, the shares of Common Stock held by those record holders of Common Stock who are not Holders shall be excluded from such underwritten public offering by the managing underwriter on a pro rata basis according to the respective numbers of shares held by such respective holders; and, subject to the next sentence, (2) second, after reduction as provided in clause (1) to the full extent of such shares, the shares of Common Stock held by all Holders shall be excluded on a pro rata basis according to the respective numbers of shares held by such respective holders; provided, however, that in the case of an Initial Public Offering of the Common Stock of the Issuer, all Registrable Shares of the Blackstone Investors shall be excluded pursuant to this clause (2) prior to the exclusion of any Registrable Shares of any other Holders. Notwithstanding anything to the contrary in the foregoing, to the extent that the preceding sentence conflicts with Section 4.1(c), 4.2(g) or 4.3(c), Section 4.1(c), 4.2(g) or 4.3(c), as the case may be, shall control.

          SECTION 4.5. Registration Procedures. If and whenever the Issuer is required by the provisions of Sections 4.1, 4.2, 4.3 or 4.4 to effect the registration of shares of Common Stock under the Securities Act, the Issuer will:

          (a) prepare and file with the Commission a registration statement with respect to such securities, and use its commercially reasonable best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed 180 days; provided, however, that the Issuer may discontinue any registration of its securities that is being effected pursuant to Section 4.4 at any time;

          (b) prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed 180 days; provided, however, that the Issuer may discontinue any registration of its securities that is being effected pursuant to Section 4.4 at any time;

          (c) furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

          (d) use its commercially reasonable best efforts to register or qualify the securities covered by such registration statement under such state securities or Blue Sky Laws of such jurisdictions as such participating Holders may reasonably request within 20 days following the original filing of such registration statement, except that the Issuer shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

          (e) notify such holders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

          (f) notify the participating Holders in the event that the Issuer becomes aware that any prospectus required to be delivered by Holders pursuant to the Securities Act contains an untrue statement of a material fact or fails to state a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading and, at the request of any such Holder prepare, promptly file with the Commission and deliver to such Holder such amendments or supplements to the prospectus as may be necessary so that the prospectus, as so amended or supplemented, shall not contain an untrue statement of a material fact or fail to state a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

          (g) advise such Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal, if such stop order should be issued; and

          (h) if such registration statement includes an underwritten public offering, enter into a customary underwriting agreement and, at the closing provided for in such underwriting agreement provide such of the following documents as are required thereunder: (i) an opinion or opinions of counsel to the Issuer; and (ii) a cold comfort letter or letters from the independent certified public accountants of the Issuer covering such matters as are customarily covered by such letters.

          The Issuer may require each Holder of Registrable Shares as to which any registration is being effected to furnish the Issuer with such information regarding such Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such Registrable Shares as the Issuer may from time to time reasonably request in writing.

          Each Holder of Registrable Shares agrees that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in subparagraph (f) above, such Holder will forthwith discontinue disposition of Registrable Shares pursuant to the registration statement covering such Registrable Shares until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by such subparagraph, and, if so directed by the Issuer, such Holder will deliver to the Issuer (at the Issuer's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice.

          SECTION 4.6. Expenses. With respect to a registration requested pursuant to Sections 4.1, 4.2 and 4.3 (except as otherwise provided in such Section with respect to registrations voluntarily terminated at the request of the Holders that elect to pay certain expenses) and with respect to each inclusion of Registrable Shares in a registration statement pursuant to
Section  4.4,  the  Issuer  shall bear the following fees, costs and expenses:
all registration, filing and listing fees, printing expenses, fees and disbursements of counsel and accountants for the Issuer and all legal fees and disbursements and other expenses of complying with state securities or Blue Sky Laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Holders, underwriting discounts and commissions, transfer taxes and any other expenses incurred by the Holders not expressly included above shall be borne by the applicable Holders.

          SECTION  4.7.    Indemnification.

          (a) The Issuer will indemnify and hold harmless each Holder whose shares which are included in a registration statement pursuant to the provisions of Section 4.1, 4.2, 4.3 or 4.4 each officer, director and affiliate of each such Holder, any underwriter (as defined in the Securities
Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the Securities Act, from and against any and all loss, damage, liability, cost and expense to which such Holder, director, officer, affiliate, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any final prospectus relating thereto or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Issuer will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

          (b) Each Holder whose shares are included in a registration pursuant
Section 4.1, 4.2, 4.3 or 4.4 will indemnify and hold harmless the Issuer, an director or officer thereof, any underwriter and any controlling person
(within the meaning of the Securities Act) of the Issuer or any such underwriter from and against any and all loss, damage, liability, cost or expense to which the Issuer or such director, officer, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any final prospectus relating thereto or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such Holder specifically for use in the preparation thereof.

          (c) Promptly after receipt by an indemnified party pursuant to the provisions of subparagraph (a) or (b) of this Section 4.7 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said subparagraphs (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 4.7, except to the extent the indemnifying party was prejudiced by such omission. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party the indemnified party or parties shall have the right to select one firm of separate counsel satisfactory to the indemnifying party to participate in the defense of such action on behalf of all indemnified parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said subparagraphs (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, in which case only the reasonable fees and expenses of such single firm shall be indemnifiable; (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action; or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

          SECTION  4.8.    Holdback  Agreement.    If  any  registration  of
Registrable Shares shall be in connection with an underwritten public offering, each Investor and Affiliated Transferee of any Investor (other than an Affiliated Transferee of a MLGA Investor or MLGA Partner) agrees not to effect any public sale or distribution (except in connection with such underwritten public offering), including any sale pursuant to Rule 144 under the Securities Act, of any equity securities of the Issuer, or of any security convertible into or exchangeable or exercisable for any equity security of the Issuer (in each case, other than as part of such underwritten public offering), during the seven days prior to, and during the 180-day period (or such shorter period as the managing underwriters may require or permit) beginning on, the effective date of such registration, and the Issuer hereby also so agrees and agrees to use reasonable efforts to cause each other Holder of any equity security, or of any security convertible into or exchangeable or exercisable for any equity security, of the Issuer purchased from the Issuer (at any time other than in a public offering) to so agree.

     ARTICLE  V

     PAYMENT  OF  CERTAIN  FEES;  REPORTING;
     AFFILIATE  TRANSACTIONS

          SECTION 5.1. Blackstone Monitoring Fee. From and after the Subsequent Closing Date, the Issuer or Haynes shall pay to Blackstone
Management Partners L.P. or any of its Affiliates a monitoring fee in the amount of $500,000 per annum, payable annually in arrears on each anniversary of the Subsequent Closing Date.

          (b) Notwithstanding any provision of subparagraph (a), without the prior approval of the Board of Directors and a majority of the Disinterested Directors of the Board of Directors, the aggregate amount payable to Blackstone Management Partners L.P. or its Affiliates pursuant to this Section
5.1  shall  in  no  event  exceed  $2,500,000.

          SECTION 5.2. Periodic Reporting. (a) For so long as the MLGA Investors hold at least 10% or more of the number of shares of Common Stock held by the MLGA Investors immediately following the Subsequent Closing Date (as such number shall be adjusted to account for stock splits, dividends, subdivisions, combinations, reclassifications or similar transactions effected by the Issuer after the Subsequent Closing Date), the Issuer shall deliver to the MLGA Investors, (i) (A) as soon as such documents are filed with the Commission, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K filed by Haynes with the Commission or (B) if Haynes ceases to be a reporting company under the Exchange Act for any reason, annual audited financial statements and quarterly unaudited financial statements of Haynes and (ii) within 30 days after the end of each calendar month, the unaudited consolidated financial statements of Haynes.

          (b) For so long as any Holder holds shares of Common Stock, the Issuer shall deliver to such Holder (i) as soon as such documents are filed with the Commission, each Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by the Issuer with the Commission or (ii) if the Issuer is not a reporting company under the Exchange Act, reasonably promptly after such financial statements become available in the ordinary course of business, annual audited financial statements and quarterly unaudited financial statements of the Issuer.

          SECTION 5.3. Rule 144. The Issuer covenants that, after the Initial Public Offering, it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if the Issuer is not required to file such reports, it will, upon the request of any Holder of Registrable Shares, make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the Securities Act), all to the extent required from time to time to enable Holders to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder of Registrable Shares, the Issuer will deliver to such Holder a written statement as to whether it has complied with the requirements hereof.

          SECTION 5.4. Limitations on Affiliate Transactions. The Issuer will not, and will not permit any direct or indirect subsidiary to, directly or indirectly enter into any transaction or conduct any business with any Blackstone Investor or any Affiliate thereof (an "Affiliate Transaction"), unless (i) either (A) such transaction has been approved by a majority of the Disinterested Directors of the Issuer or (B) the Issuer has received a written opinion from an independent investment banking firm that such Affiliate Transaction is fair to the Issuer and its subsidiaries from a financial point of view and (ii) in the case of an Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration payable by or to the Blackstone Investors and their Affiliates in excess of $5 million, the Issuer has received a written opinion from an independent nationally recognized investment banking firm that such Affiliate Transaction and all related Affiliate Transactions are fair to the Issuer and its subsidiaries from a financial point of view. Notwithstanding the foregoing, the payment by the Issuer or any of its subsidiaries of (x) reasonable and customary investment banking fees for services rendered by any Blackstone Investor or any Affiliate thereof, or (y) the monitoring fee payable pursuant to Section 5.1 of this Agreement shall not be considered an "Affiliate Transaction" for purposes hereof and shall not be subject to the requirements of this Section.

     ARTICLE  VI

     MISCELLANEOUS

          SECTION  6.1.    Headings.    The headings in this Agreement are for
convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

          SECTION 6.2. No Inconsistent Agreements. The Issuer will not hereafter enter into any agreement with respect to its securities which is inconsistent with or grant rights superior to the rights granted to the Holders in this Agreement. The Issuer has not previously entered into any agreement with respect to any of its debt or equity securities granting any registration rights to any Person other than the Original Stockholders' Agreement and the Subscription Agreement.

          SECTION 6.3. Frustration of Purpose; Administration of Agreement. Holders may not do directly or indirectly that which is prohibited by this Agreement. The Board of Directors shall have general authority to administer the terms of this Agreement, including, without limitation, the power to enforce the prohibition set forth in the preceding sentence and the power to make allocations pursuant to Articles III and IV. All such actions and allocations shall be binding, absent manifest error, and the Issuer shall not be liable therefor absent gross negligence or willful misconduct.

          SECTION  6.4.    Entire  Agreement.   This Agreement constitutes the
entire agreement among the parties hereto with respect to the subject matter of this Agreement.

          SECTION 6.5. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing (including telex, telecopier or similar writing) and shall be given to such party at its address, telex or telecopier number set forth on the signature pages hereof or, in the case of a Private Transferee, to the address, telex or telecopier number set forth in the written agreement pursuant to which such Private Transferee becomes bound hereunder or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice, a copy of which written notice shall be on file with the Secretary of the Issuer. Each such notice, request or other communication shall be effective (i) if given by telex or telecopy, when such telex or telecopy is transmitted to the telex or telecopy number specified in this Section and the appropriate answer back is received or (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 6.5.

          SECTION 6.6. Applicable Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State.

          SECTION 6.7. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          SECTION 6.8. Effectiveness. (a) This Agreement shall become effective with respect to all Investors on the later to occur of (i) the first date on which any shares are repurchased by the Issuer or subscribed for by the Blackstone Investors pursuant to the Recapitalization and (ii) the date on which this Agreement is executed and delivered by each of (A) the Majority Holders (as defined in the Original Stockholders' Agreement, (B) a majority of the "Management Investors" (as defined in the Original Stockholders' Agreement and (C) a majority of the Institutional Holders (as defined in the Original Stockholders' Agreement); provided that this Agreement shall become effective with respect to each Investor party hereto on the later to occur of (x) the execution and delivery by such Investor of this Agreement and (y) the first date on which any shares are repurchased by the Issuer or subscribed for any the Blackstone Investors pursuant to the Recapitalization, regardless of whether this Agreement has become effective with respect to all Investors who have not signed this Agreement.

          (b) By its execution and delivery hereof, each Investor party to the Original Stockholders' Agreement agrees that such Agreement is hereby amended in its entirety and superseded by this Agreement effective as of the effectiveness of this Agreement and the rights and obligations of the Investors thereunder are superseded in their entirety by the provisions of this Agreement. Further, by its execution and delivery hereof, each Investor party to the Original Stockholders' Agreement hereby agrees that any and all claims and rights that such Investor may have under the Original Stockholders' Agreement, including any and all claims for a breach of the Original
Stockholders' Agreement which occurred prior to the execution of this Agreement, are hereby unconditionally waived and released in all respects and that such Investor will not make any claim or assert any right under the Original Stockholders' Agreement after the execution and delivery of this Agreement by such Investor.

          (c) Unless and until this Agreement is executed by a majority of the Institutional Holders (as defined in the Original Stockholders' Agreement): (i) the Issuer agrees to continue to provide to the Institutional Holders (as defined in the Original Stockholders' Agreement) who do not execute this Agreement the rights, if any, to which they are entitled under
Section 3.2 of the Original Stockholders' Agreement and (ii) the Founding Investors (as defined in the Original Stockholders' Agreement) and the Management Holders (as defined in the Original Stockholders' Agreement) who are parties to this Agreement agree to continue to provide the Institutional Holders who do not execute this Agreement with the rights, if any, to which they are entitled under Section 2.3 of the Original Stockholders' Agreement (collectively, the "Prior Rights"). The Holders agree to the extension and honoring of the Prior Rights and agree that the Prior Rights shall have priority over and shall control in the event of any conflict with the provisions of this Agreement.

          SECTION 6.9. Termination. This Agreement shall terminate and be of no further force or effect upon the tenth anniversary of its initial effective date.

          SECTION 6.10. Additional Holders. Each employee of the Issuer or of any direct or indirect subsidiary of the Issuer (including Haynes) who becomes a holder of Common Stock after the date hereof shall, at the option of the Issuer, become a "Management Investor" party to this Agreement and be bound by its terms and be able to enforce any rights as a Management Investor hereunder. In addition, the Issuer shall have the right, at the time of the grant by the Issuer to any employee of any option to purchase Common Stock, to cause the Common Stock issuable upon exercise of such option to be covered by this Agreement and the holder of such option to become a "Management Investor" hereunder at the time of exercise of such option. Each Person to whom the Issuer issues shares of Common Stock after the date hereof which were not outstanding or subject to issuance upon the exercise of options outstanding on the date hereof shall, at the option of the Issuer, become an "Other Investor" party to this Agreement and be bound by its terms and be able to enforce any rights as an Other Investor hereunder. If the Issuer so determines, such employee or such Person shall enter into a supplementary agreement with the Issuer to such effect.

          SECTION  6.11.  Other Agreements.  Except to the extent set forth in
Section 6.8, nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Common Stock or other securities of the Issuer or any direct or indirect subsidiary of the Issuer imposed by, any other agreement, including, but not limited to, the Subscription Agreement.

          SECTION 6.12. Successors, Assigns, Transferees. To the extent set forth herein, the provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, (i) if any party ceases to own any shares of Common Stock or securities convertible into Common Stock, then notwithstanding anything to the contrary stated herein, such party shall no longer have any rights or obligations hereunder, and (ii) no Private Transferee (other than Affiliated Transferees who are required to be bound by written agreement to the terms and conditions hereof and Permitted Transferees) shall be bound by any obligations under this Agreement, but shall have the rights of a Holder specified in this Agreement.

          SECTION 6.13. Amendments; Waivers. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall ny single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (b) This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by each of the Blackstone Investors, provided that (i) any amendment, modification, supplement or waiver that adversely affects any Holders other than the Blackstone Investors shall not become effective without the written consent of a majority of the Holders other than the Blackstone Investors adversely affected by such amendment, modification, supplement or waiver, and (ii) any amendment, modification, supplement or waiver which adversely affects rights or obligations of the MLGA Investors in a manner differently from all other Holders shall not become effective without the written consent of the MLGA Investors.

          SECTION 6.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

          SECTION 6.15. Attorneys' Fees. In any action or proceeding brought to enforce any provisions of this Agreement, or where any provisions hereof if validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

          SECTION 6.16. Remedies. The parties hereby acknowledge that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law, and such Person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

          SECTION 6.17. Recapitalization, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Common Stock or any other change in capital structure of the Issuer, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Holders under this Agreement and the term "Common Stock", as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate. This provision shall not require the Issuer to effect any adjustments in connection with granting of any employee stock options pursuant to such employee benefit plans of the Issuer which may be from time to time in effect.

          IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first above written.

MLGA  FUND  II,  L.P.

By:    MLGAL  Partners,
general  partner


By:_________________________
Name:
Title:


MLGAL  PARTNERS,  L.P.

By:_________________________
Name:
Title:


BLACKSTONE  CAPITAL  PARTNERS  II  MERCHANT  BANKING  FUND  L.P.

By:    BLACKSTONE  MANAGEMENT    ASSOCIATES  II  L.L.C.,
general  partner


By: /s/ David  A.  Stockman
Name:      David  A.  Stockman
Title:    Member



BLACKSTONE  OFFSHORE  CAPITAL
PARTNERS  II  MERCHANT  BANKING
FUND  L.P.

By:    BLACKSTONE MANAGEMENT ASSOCIATES II  L.L.C.,
general  partner


By: /s/ David  A.  Stockman
Name:    David  A.  Stockman
Title:  Member

BLACKSTONE  FAMILY  INVESTMENT
PARTNERSHIP,  L.P.

By:    BLACKSTONE  MANAGEMENT
ASSOCIATES  II  L.L.C.,
general  partner


By: /s/ David  A.  Stockman
Name:    David  A.  Stockman
Title:  Member

OTHER  INVESTORS:





/s/ Michael  D.  Austin
Michael  D.  Austin

/s/ Joseph  F.  Barker
Joseph  F.  Barker

/s/ F.  Galen  Hodge
F.  Galen  Hodge

/s/ Charles  J.  Sponaugle
Charles  J.  Sponaugle